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                                                                     EXHIBIT 5.1
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                                 June 19, 1998



Global Motorsport Group, Inc.
16100 Jacqueline Court
Morgan Hill, CA 95037

     RE:  GLOBAL MOTORSPORT GROUP, INC. 1997 DIRECTOR OPTION PLAN
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Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 19, 1998, in connection with the registration under the Securities Act of 1933, as amended, of 50,000 shares of your Common Stock (the "Shares") reserved for issuance under the Global Motorsport Group, Inc. 1997 Director Option Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of said Shares.

     It is our opinion that, the Shares, when issued and sold in the manner referred to in the Plan and the form of agreement that accompanies the Plan, and in accordance with the Company's Restated Certificate of Incorporation, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement, including the Prospectus constituting a part thereof, and amendments thereto.

                                          Very truly yours,

                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation

                                          /s/ Wilson Sonsini Goodrich & Rosati